UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2021

ALX ONCOLOGY HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39386	85-0642577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

323 Allerton Avenue

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 466-7125

(Registrant’s telephone number, including area code)

866 Malcolm Road, Suite 100

Burlingame, California

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.001 par value per share	ALXO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sale of Equity Securities.

See the disclosure under Item 8.01 below for a description of the potential issuance of unregistered equity securities in the transaction described below.

Item 8.01	Other Events.

On October 7, 2021, ALX Oncology Holdings Inc. (“ALX”) issued a press release announcing that it had purchased ScalmiBio, Inc. (“ScalmiBio”), a Delaware corporation, pursuant to a share purchase agreement by and among ALX, ScalmiBio and the stockholders of ScalmiBio, dated October 4, 2021.  Under the terms of the share purchase agreement, ALX made an initial payment to the stockholders of ScalmiBio of approximately $4.5 million in cash, net of certain expenses and adjustments.  ALX will make an additional payment of $2.0 million in cash at the one-year anniversary of the transaction, subject to certain conditions.  In addition, ALX has agreed to pay certain milestones based on the clinical development of the acquired ScalmiBio technology, with a maximum amount of milestones payable equal to $35.0 million in the aggregate.  ALX has also agreed to pay a low single digit royalty on net sales of any products developed from the ScalmiBio acquired technology for a defined term, and ALX may exercise a buy-out right of such royalty for a one-time payment on a product-by-product basis.  ALX has the option to pay up to 50% of the milestones and 50% of the buy-out right in shares of ALX common stock subject to certain limitations.  Any shares, if issued, will be issued pursuant to exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.  The share purchase agreement contains customary terms and conditions, including holdback and indemnity provisions.

Dr. Jaume Pons, the President and CEO, and a director, of ALX, was also a stockholder of ScalmiBio and, prior to the acquisition, a director of ScalmiBio.  Dr. Pons owned 31.7% of ScalmiBio and as a result will receive his proportional share of the consideration from ALX as described above.  In addition, out of the closing proceeds, Dr. Pons received approximately $87,000 for the repayment of a note and accrued interest that Dr. Pons loaned to ScalmiBio. Given Dr. Pons’ interest in the ScalmiBio acquisition, the audit committee of ALX approved the acquisition of ScalmiBio under the related-party transaction policy.  In addition, Dr. Pons recused himself and did not participate in the negotiation of the transaction or the subsequent approval by the board of directors of ALX of the ScalmiBio acquisition.

A copy of the ALX press release announcing the acquisition of ScalmiBio is attached to this report as Exhibit 99.1.  The information in the press release that is an exhibit to this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall the press release be deemed incorporated by reference in any filing by ALX, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 7, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALX ONCOLOGY HOLDINGS INC.

Date: October 7, 2021	By:	/s/ Peter Garcia
Peter Garcia
Chief Financial Officer